A Special Meeting of the Shareholders of SunAmerica Income Funds
was held on January 30, 2004. The Funds voted in favor the
following proposal.
1. To elect as Directors/Trustees the following nominees:
Jeffery S. Burum Dr. Judith L. Cravin William F. Devin Samuel M. Eisenstat
Votes Affirmative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
175,372,150      175,329,688           175,395,834      175,352,242
Votes Withhold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 1,509,288       1,551,750             1,485,604          1,529,196
Stephen J. Gutman  Peter A. Harbeck William J. Shea
Votes Affirmative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 175,371,883       175,383,962       175,350,888
Votes Withhold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
1,509,555           1,497,476          1,530,550